EXHIBIT 99.2

SCHEDULE B

TRADE NOTIFICATION

To:	FLIR Systems, Inc. 27700A SW Parkway Ave Wilsonville, OR 97070

From:	Goldman, Sachs & Co.

Subject:	Accelerated Stock Buyback

Ref. No:	SDB1622123860

Date:	August 14, 2006

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and FLIR Systems, Inc (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.

This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of August 14, 2006 (the “Supplemental Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of August 14, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation and the Supplemental Confirmation govern this Trade Notification except as expressly modified below.

Trade Date:	August 14, 2006

Hedge Completion Date:	August 28, 2006

Termination Date:	October 30, 2006, subject to GS&Co.’s right to accelerate the Termination Date to any date on or after the First Acceleration Date.

First Acceleration Date:	September 11, 2006, or, if such date is not an Exchange Business Day, the next following Exchange Business Day.

Prepayment Amount:	USD 53,000,000

Forward Price Adjustment Amount:	USD 0.2790

Minimum Shares:	1,990,080

Maximum Shares:	2,132,229

Yours sincerely,
GOLDMAN, SACHS & CO.

By:	/s/ Conrad Langenegger
Authorized Signatory